Exhibit 99.1
News Release
For Immediate Release
GenCorp Commences Consent Solicitation With Respect to Its
9 1/2% Senior Subordinated Notes due 2013 and Seeks
Amendment to its Senior Credit Agreement
SACRAMENTO, Calif. — June 8, 2006 — GenCorp Inc. (“GenCorp”) (NYSE: GY) announced today that it has commenced a consent solicitation with respect to a certain proposed amendment to the Indenture governing its 9 1/2% Senior Subordinated Notes due 2013 to permit GenCorp to incur additional indebtedness under its senior credit agreement. GenCorp is soliciting consents from noteholders of record as of June 7, 2006.
GenCorp is concurrently seeking an amendment to its senior credit agreement primarily to increase its letter of credit subfacility from $44 million to $80 million to provide capacity for additional letters of credit required by various environmental agencies and to provide cash collateral for the April 2007 maturity of $19.8 million outstanding under GenCorp’s 5 3/4% Convertible Notes.
The consent solicitation will expire at 5:00 p.m., New York City time, on June 20, 2006, unless extended by GenCorp. If GenCorp receives valid consents from holders of a majority in aggregate principal amount of the outstanding Notes prior to the expiration of the consent solicitation, GenCorp will pay a consent fee of $1.25 for each $1,000 principal amount of Notes for which a consent is validly delivered and not revoked. Holders may revoke their consents until the proposed amendment to the Indenture becomes effective.
The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement dated June 8, 2006. Wachovia Securities will act as Solicitation Agent for the consent solicitation. Persons with questions regarding the consent solicitation should contact Wachovia Securities, Liability Management Group at (704) 715-8341 (collect) or (866) 309-6316 (toll-free). Holders of Notes can obtain copies of the consent solicitation statement and related material from the Information and Tabulation Agent, Global Bondholder Services Corporation, at (212) 430-3774 (banks and brokers) or (866) 470-4500 (toll-free).
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the entitlement, sale, and leasing of GenCorp’s excess real estate assets. Additional information about GenCorp can be obtained by visiting GenCorp’s web site at http://www.GenCorp.com.
-more-

Forward Looking Statements
This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp’s future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585 Media: Linda Cutler, vice president, corporate communications 916.351.8650
####